Exhibit 99.1

Media Contact Dan Smith PAETEC (469) 341-3129 daniel.smith@paetec.com	Investor Contact Tom Morabito PAETEC (585) 340-5413 tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Releases Second Quarter 2008 Results

Announces Stock Repurchase Program

FAIRPORT, N.Y. (August 13, 2008) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced second quarter 2008 financial and operating results, which included:

•	Revenue of $405.3 million, which represented a 47.7% increase over second quarter 2007 revenue of $274.5 million;
•

Adjusted EBITDA* of $60.2 million, which represented a 14.7% increase over second quarter 2007 adjusted EBITDA of $52.5 million (with a net loss of $(14.7) million compared to net income of $6.0 million for second quarter 2007);

•	Net cash provided by operating activities of $44.1 million for the 2008 quarter compared to $36.0 million for the 2007 quarter;
•	Free cash flow* of $25.5 million, which represented the 22nd consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration/restructuring costs, and with respect to pro forma adjusted EBITDA, sales and use tax charge. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with generally accepted accounting principles.

•	An increase of 51.1% in the number of access line equivalents in service, from 2.92 million as of December 31, 2007 to 4.41 million as of June 30, 2008; and
•	Term loan principal reduction of $11.3 million.

In commenting on the quarter, PAETEC Chairman and CEO, Arunas A. Chesonis said, “Second quarter results, while being up versus 2007 results, showed a slowing of the growth PAETEC has experienced over the past several years. The second quarter results were essentially flat versus the first quarter 2008. Despite these disappointing results, there are several positive takeaways from second quarter 2008, most notably that our new sales are solid, that we continue to generate substantial operating cash flows, and that the achievement of anticipated synergies from our acquisition of McLeodUSA continues to proceed well. We are also announcing a share repurchase program which reflects our positive outlook on the long-term business.”

He further commented, “PAETEC is pursuing a number of key initiatives which are designed to enhance PAETEC’s operational efficiency going forward. We have recently eliminated 151 full-time equivalent positions, are aggressively pursuing a strategy to disconnect unused facilities, and are slowing capital expenditures to better align these costs with our current growth rate, while continuing to invest for long-term opportunities.”

Quarterly Results

Total revenue for second quarter 2008 increased 47.7% to $405.3 million from $274.5 million for second quarter 2007, principally due to the addition of a full quarter of McLeodUSA results.

Network services revenue, which accounted for 78.3% of second quarter 2008 total revenue, increased 39.3% year-over-year to $317.6 million. In addition to the inclusion of McLeodUSA’s operations for the 2008 second quarter, network services revenue in the 2008 quarter benefited from growth in the Company’s Dynamic IP, MPLS VPN, and network security products. Growth of the network services business was constrained primarily by fewer than expected billable minutes of use, increased pricing pressure, and an increase in disconnects. PAETEC anticipates that these factors will affect its rate of growth for the remainder of 2008.

Carrier services represented 17.7% of total revenue for second quarter 2008 and grew 91.0% year-over-year to $71.6 million, largely reflecting the addition for the entire 2008 quarter of McLeodUSA’s carrier operations and associated fiber transactions, which historically have generated a higher percentage of McLeodUSA’s total revenue than the percentage of total revenue generated by legacy PAETEC’s carrier services business. PAETEC believes that the adverse economic environment may have contributed to usage-related pressure experienced by the carrier services business and related softness in access revenues. The carrier services business also experienced a loss of some wireless customers primarily due to consolidation in the wireless communications industry.

Integrated solutions accounted for the remaining 4.0% of second quarter 2008 revenue. This business, which tends to generate uneven results on a quarterly basis, posted a 79.7% increase in revenue over second quarter 2007 to $16.1 million. The addition of the results of Allworx Corp., which PAETEC acquired during the fourth quarter of 2007, contributed $3.5 million to the increase.

Adjusted EBITDA for second quarter 2008 increased 14.7% to $60.2 million over adjusted EBITDA of $52.5 million for second quarter 2007. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, decreased to 14.9% from 19.1% for second quarter 2007. The decreased margin was largely attributable to the addition of lower-margin McLeodUSA and Allworx sales for the entire 2008 quarter, as well as to an increase in network investments, which anticipated a higher level of revenue generation than PAETEC achieved in the current quarter, and to higher SG&A expenses associated with revenues of the acquired businesses.

Depreciation and amortization increased from $20.9 million for second quarter 2007 to $51.6 million for second quarter 2008, principally due to the addition of a full quarter of McLeodUSA results, largely contributing to the net loss for second quarter 2008 of $(14.7) million compared to net income of $6.0 million for second quarter 2007.

Pro Forma Quarterly Comparison

The following pro forma results for second quarter 2008 and second quarter 2007 give effect to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of each fiscal year presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed as of the dates indicated, nor do the pro forma results intend to be a projection of results that may be obtained in the future.

Pro forma total revenue of $405.3 million for second quarter 2008 represented an increase of

0.6% over pro forma total revenue of $403.1 million for second quarter 2007. Excluding the effect of fiber sales by McLeodUSA for both quarters, pro forma revenues would have increased 1.9% year-over-year.

Pro forma adjusted EBITDA of $60.2 million for second quarter 2008 represented a decrease of 7.4% from pro forma adjusted EBITDA of $65.0 million for second quarter 2007. Pro forma adjusted EBITDA margin was 14.9% for second quarter 2008 compared to pro forma adjusted EBITDA margin of 16.1% for second quarter 2007. The positive effects of continued operating leverage of PAETEC’s network and employee base, as well as synergies related to the McLeodUSA acquisition, were offset by increased network-related expenses as a percentage of total revenue, as noted above.

Pro forma net loss was $(14.7) million for second quarter 2008 compared to a pro forma net loss of $(6.6) million for second quarter 2007. The increase in pro forma net loss was primarily attributable to the increase in network investments and higher SG&A expenses noted above. Pro forma depreciation and amortization expense of $51.6 million for second quarter 2008 represented an increase of 4.3% over second quarter 2007 pro forma depreciation and amortization expense of $49.5 million. Pro forma interest expense of $18.3 million for second quarter 2008 represented a decrease of 7.2% from pro forma interest expense of $19.7 million for second quarter 2007, due to the repayment of the more expensive McLeodUSA senior notes.

Capital Expenditures

Capital expenditures for second quarter 2008 increased 65.4% to $34.7 million, or 8.6% of total revenue, from $21.0 million, or 7.6% of total revenue, for second quarter 2007. On the same quarterly pro forma basis described above to give effect to the McLeodUSA results from the beginning of each fiscal year, pro forma capital expenditures increased 3.8% to $34.7 million, or 8.6% of pro forma total revenue, from $33.4 million, or 8.3% of pro forma total revenue, for second quarter 2007, mainly due to the timing of certain investments.

Cash Balance and Cash Flows

PAETEC had a cash balance of $84.0 million at June 30, 2008, up from a first quarter 2008 level of $70.4 million. As indicated above, for second quarter 2008, PAETEC achieved net cash provided by operating activities of $44.1 million and free cash flow of $25.5 million.

Indebtedness

At June 30, 2008, $582.7 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. Before their maturity PAETEC is required to make scheduled principal payments of $6 million annually on the term loans. At the end of second quarter 2008, PAETEC was well within the sole financial maintenance covenant in its credit facility which provides for a maximum permissible ratio of consolidated debt to consolidated EBITDA of 5.00:1.00. During second quarter 2008, PAETEC reduced the principal on its term loans by $9.8 million from excess cash flows, and by $11.3 million in total.

At June 30, 2008, PAETEC had outstanding $300 million principal amount of 9.5% senior notes due 2015. The senior notes have no financial maintenance covenants.

No amounts available under PAETEC’s $50 million revolving credit facility were drawn at June 30, 2008.

Midwest Flooding Update

PAETEC is continuing to assess the impact on its business of the extensive flooding in mid-June 2008 that affected the Midwest, and most notably the area of Cedar Rapids, Iowa, the site of McLeodUSA’s former headquarters. PAETEC currently estimates that the financial impact to it of the floods will be approximately $1 to $2 million.

“The flooding situation in the Midwest, while certainly a disruptive situation for the employees in the area, did not have a material impact on the broader integration of McLeodUSA,” said EJ Butler, Jr., Chief Operating Officer for PAETEC. “Our integration is proceeding well, and we continue to be optimistic in terms of realizing the opportunities that exist as a result of this transaction.”

Key Initiatives

Given the current environment, PAETEC is pursuing several key initiatives to better position the Company for long-term growth. As part of the initiatives underway, which are designed to enhance PAETEC’s operational efficiency, PAETEC:

•

Has recently eliminated 151 full-time equivalent positions, which PAETEC anticipates will generate cost savings of approximately $3.3 million for 2008 and approximately $9.8 million in annualized cost savings thereafter.

•	Is aggressively pursuing a strategy to disconnect unused facilities, which PAETEC anticipates will result in savings of approximately $6 million per year.
•	Is decelerating capital expenditures to better align these costs to the slower revenue growth PAETEC is currently experiencing, while continuing to invest for long-term expansion.

Updated Full Year 2008 Outlook

“As we announced on August 1, 2008, in light of the current environment and our second quarter results, we are updating our guidance for the remainder of 2008,” said Keith Wilson, PAETEC’s Chief Financial Officer. “Overall our financial position remains strong.”

The table below indicates PAETEC’s revised total revenue, adjusted EBITDA, and capital expenditure expectations on both an actual basis and on a pro forma basis as if the McLeodUSA acquisition had occurred on January 1, 2008, instead of on February 8, 2008.

FY 2008 (Actual)
($ in millions)	Revised Guidance	Previous Guidance
Total Revenue	$1,545 to $1,585	$1,645 to $1,685
Adjusted EBITDA	$224 to $249	$294 to $304
Capital Expenditures	$122 to $147	$142 to $172

FY 2008 (Pro Forma)
($ in millions)	Revised Guidance	Previous Guidance
Total Revenue	$1,600 to $1,640	$1,700 to $1,740
Adjusted EBITDA	$230 to $255	$300 to $310
Capital Expenditures	$125 to $150	$145 to $175

Stock Repurchase Program

PAETEC’s Board of Directors has authorized the repurchase of up to $30 million of the Company’s outstanding common stock over the next twelve months. PAETEC may repurchase shares from time to time, at the Company’s discretion, on the open market or in private transactions. The repurchase program does not obligate PAETEC to repurchase any specific number of shares and may be modified or discontinued at any time. The Board of Directors has fixed the size of the program at the maximum amount permitted under the Company’s debt agreements for the period indicated assuming future compliance with applicable covenants.

“We approved a stock repurchase program because we do not believe that the current stock price is indicative of the Company’s value and our growth prospects,” said Mr. Chesonis. “The Board’s approval of the share repurchase program reflects its confidence in the continued growth of PAETEC, our ability to generate significant cash flow, and an ongoing commitment to creating shareholder value.”

Conference Call

PAETEC will host a conference call to discuss the second quarter 2008 results today at 5:00 p.m. ET.

Conference call details are as follows:

Call Date:	August 13, 2008

Call Time:	5:00 p.m. ET

US/Canada Dial In:	(800) 706-7749

International Dial In:	(617) 614-3474

Passcode:	38475060

Webcast: www.paetec.com or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=1913747

Replay details are as follows:

Replay Dates:	August 13, 2008, 7:00 p.m. through August 27, 2008

US/Canada Replay Dial In:	(888) 286-8010

International Replay Dial In:	(617) 801-6888

Passcode:	10223507

Replay Webcast: www.paetec.com or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=1913747

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include forecasts of total revenue, adjusted EBITDA, capital expenditures and acquisition-related synergies and cost savings, involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2007 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; PAETEC’s ability to integrate the business and operations of US LEC Corp. and McLeodUSA Incorporated; PAETEC’s ability to implement its acquisition strategy; PAETEC’s ability to manage its business effectively; PAETEC’s ability to attract and retain qualified personnel and sales agents; the continued availability of necessary network elements at acceptable cost from competitors; competition in the markets in which PAETEC operates; changes in regulation and the regulatory environment; industry consolidation; failure to obtain and maintain network permits and rights-of-way; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s involvement in disputes and legal proceedings; effects of network failures, system breaches, natural catastrophes and other service interruptions; PAETEC’s ability to maintain and enhance its back office systems; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; and interest rate risks and compliance with covenants under PAETEC’s debt agreements. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUE:
Network services revenue	$317,551	$228,010	$603,185	$386,448
Carrier services revenue	71,580	37,479	129,623	64,791
Integrated solutions revenue	16,141	8,980	31,260	17,247

TOTAL REVENUE	405,272	274,469	764,068	468,486
COST OF SALES (exclusive of depreciation and amortization shown separately below)	202,012	128,802	378,091	220,163
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	149,477	96,500	278,634	171,533
INTEGRATION/RESTRUCTURING COSTS	1,319	1,730	3,425	1,835
DEPRECIATION AND AMORTIZATION	51,577	20,932	92,186	34,085

INCOME FROM OPERATIONS	887	26,505	11,732	40,870
LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	9,834
OTHER (EXPENSE) INCOME, net	34	(873)	(524)	(2,093)
INTEREST EXPENSE	18,278	18,539	36,540	33,037

(LOSS) INCOME BEFORE INCOME TAXES	(17,425)	8,839	(24,284)	92
(BENEFIT FROM) PROVISION FOR INCOME TAXES	(2,701)	2,869	(6,610)	(29)

NET (LOSS) INCOME	$(14,724)	$5,970	$(17,674)	$121

Net cash provided by operating activities			$46,691	$10,972
Net cash used in investing activities			$(169,018)	$(263,123)
Net cash provided by financing activities			$93,714	$289,722

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net (loss) income before interest expense, (benefit from) provision for income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration/restructuring costs and, with respect to pro forma adjusted EBITDA, sales tax and use charge. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Adjusted EBITDA Presentation” in our Annual Report on Form 10-K for our 2007 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net (loss) income, as net (loss) income is calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net (loss) income	$(14,724)	$5,970	$(17,674)	$121
Add back non-EBITDA items included in net (loss) income:
Depreciation and amortization	51,577	20,932	92,186	34,085
Interest expense, net of interest income	18,026	17,648	35,604	30,912
(Benefit from) provision for income taxes	(2,701)	2,869	(6,610)	(29)

EBITDA	52,178	47,419	103,506	65,089

Stock-based compensation	6,687	3,301	12,713	9,885
Loss on extinguishment of debt	—	—	—	9,834
Integration/restructuring costs	1,319	1,730	3,425	1,835

Adjusted EBITDA	$60,184	$52,450	$119,644	$86,643

PAETEC Holding has omitted a quantitative reconciliation of the forecasted 2008 adjusted EBITDA amount included in this release to forecasted 2008 net (loss) income, because forecasted 2008 net (loss) income cannot be calculated with reasonable accuracy until, among other matters, PAETEC Holding finalizes adjustments under the purchase method of accounting for the McLeodUSA merger. The manner in which items are finalized may have a material effect on PAETEC Holding’s net (loss) income for 2008.

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by the Company’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of the Company’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of the Company’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Adjusted EBITDA (see previous page)	$60,184	$52,450	$119,644	$86,643
Purchases of property and equipment	34,721	20,987	56,081	33,847

Free cash flow, as defined	$25,463	$31,463	$63,563	$52,796
Purchases of property and equipment	34,721	20,987	56,081	33,847
Interest expense, net of interest income	(18,026)	(17,648)	(35,604)	(30,912)
Other	348	(221)	348	(88)
Loss on extinguishment of debt	—	—	—	(2,000)
Integration/restructuring costs	(1,319)	(1,730)	(3,425)	(1,835)
Amortization of debt issuance costs	533	555	1,034	1,005
Amortization of debt discount	272	—	459	—
Changes in operating assets and liabilities	2,131	2,619	(35,765)	(41,841)

Net cash provided by operating activities	$44,123	$36,025	$46,691	$10,972

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of June 30, 2008	As of December 31, 2007
Financial Data (in thousands):
Cash and cash equivalents	$83,988	$112,601
Accounts receivable, net	$208,834	$147,343
Property and equipment, net	$697,450	$312,032

Accounts payable	$77,693	$65,561
Other accrued expenses	$126,894	$92,598
Current portion of long-term debt and capital lease obligations	$8,585	$5,040
Long-term debt and capital lease obligations	$875,830	$790,517

Operating Data:

Geographic markets served	79	53

Number of switches deployed	116	65

Total digital T1 transmission lines installed	162,940	119,987

Total access line equivalents installed *	4,413,143	2,923,381

Total employees	3,975	2,432

*	Includes Plain Old Telephone Service (“POTS”)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC, US LEC, and McLeodUSA) (1)

(in thousands)

	Three Months Ended June,		Six Months Ended June 30,
	2008	2007	2008	2007
TOTAL REVENUE	$405,272	$403,053	$818,379	$797,025
COST OF SALES (exclusive of depreciation and amortization shown separately below)	202,012	197,764	406,095	392,088
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	149,477	146,235	299,723	295,633
INTEGRATION/RESTRUCTURING COSTS	1,319	1,611	8,462	3,530
SALES TAX AND USE CHARGE	—	—	11,995	—
DEPRECIATION AND AMORTIZATION	51,577	49,451	103,380	107,017

INCOME (LOSS) FROM OPERATIONS	887	7,992	(11,276)	(1,243)
LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	9,834
OTHER EXPENSE (INCOME), net	34	(959)	(469)	(1,704)
INTEREST EXPENSE	18,278	19,694	37,044	36,796

LOSS BEFORE INCOME TAXES	(17,425)	(10,743)	(47,851)	(46,169)
BENEFIT FROM INCOME TAXES	(2,701)	(4,136)	(13,015)	(17,775)

NET LOSS	$(14,724)	$(6,607)	$(34,836)	$(28,394)

(1)	The pro forma results for the three and six month periods ended June 30, 2008 and 2007, respectively, give effect to PAETEC’s acquisition of US LEC as if it had occurred on January 1, 2007, and to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of each fiscal year presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the mergers had been completed on the dates indicated.

The table below sets forth, for the periods indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding and its predecessor, US LEC and McLeodUSA for such periods.

	Three Months Ended June,		Six Months Ended June 30,
	2008	2007	2008	2007
Pro Forma:
Net loss	$(14,724)	$(6,607)	$(34,836)	$(28,394)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	51,577	49,451	103,380	107,017
Interest expense, net of interest income	18,026	18,717	36,159	35,096
Benefit from income taxes	(2,701)	(4,136)	(13,015)	(17,775)

Pro Forma EBITDA	52,178	57,425	91,688	95,944

Stock-based compensation	6,687	5,980	13,056	15,930
Loss on extinguishment of debt	—	—	—	9,834
Sales and use tax charge	—	—	11,995	—
Integration/restructuring costs	1,319	1,611	8,462	3,530

Pro Forma Adjusted EBITDA	$60,184	$65,016	$125,201	$125,238

Purchases of property and equipment	$34,721	$33,447	$59,023	$63,499